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                   ARTICLES OF INCORPORATION

                              OF

                        BIDBAY.COM, INC.


          The undersigned natural person of the age of eighteen (18) years or more, acting as incorporator under the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes, and acts amendatory thereto (hereinafter sometimes referred to as the "General Corporation Law of the State of Nevada") adopts the following Articles of Incorporation:


                           ARTICLE I

                      NAME OF CORPORATION

          The name of this corporation is BidBay.com, Inc. (the
"corporation").

                          ARTICLE II

                        RESIDENT AGENT

          The name and address of the corporation's initial resident agent in the State of Nevada is Lucille K. Marley, 2920
South National, Pahrump, NV  89048.


                          ARTICLE III

                            SHARES

          The aggregate number of shares which the corporation is authorized to issue is one hundred ten million (110,000,000) with one hundred million (100,000,000) being common shares and ten million (10,000,000) being preferred shares, and with each share, both common and preferred, having a par value of one thousandth dollar ($.001). The corporation is authorized to issue more than one class or series of stock, and the Board of Directors' of the corporation, in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, is vested with authority to prescribe the price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock. The corporation shall have one or more classes or series of stock that together (a) have unlimited voting rights and (b) are entitled to receive the net assets of

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the corporation upon dissolution.  All shares of stock shall be fully paid and nonassessable.


                            ARTICLE IV

                          GOVERNING BOARD

          The governing board of the corporation shall be known as the Board of Directors, and a member of the governing board shall be known as a director. The number of directors shall be as prescribed by the Bylaws and may, from time to time, be increased or decreased in such manner as shall be prescribed by the Bylaws of the corporation, provided that the number of directors shall never be less than one (1). Each director shall be as least 18 years of age. The number of members of the first Board of Directors shall be three (3). The names and addresses of the initial directors are as follows:

                          George Tannous
                         9925 Commerce Ave.
                         Tujunga, CA  91042

                          Yvonne Van Hoek
                         9925 Commerce Ave.
                         Tujunga, CA  91042

                           Wester Cooley
                         25550 Walker Road
                          Bend, OR  97701

          During the period between election of directors by the shareholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the shareholders entitled to vote which are not filled by the shareholders, may be filled by the remaining directors, though less than a quorum. With respect to the election of directors by the shareholders, no cumulative voting shall be permitted.

                            ARTICLE V

                             PURPOSE

The corporation is organized to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.


                            ARTICLE VI

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                     LIMITATION ON LIABILITY

          Within the meaning of and in accordance with Section
78.037 of the General Corporation Law of the State of Nevada:

     (1) No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for any action taken or any failure to take any action as a director, except as provided in this Article V.

     (2)   The limitation of liability contemplated in this
Article V shall not extend to (a) acts or omissions which involve misconduct, fraud, or knowing violation of law; or (b) payment or distribution in violation of Section 78.300 of the General
Corporation Law of the State of Nevada.

     (3) Any repeal or modification of this Article V by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     (4) Without limitation, this Article V shall be applied and interpreted and shall be deemed to incorporate any provisions of the General Corporation Law of the State of Nevada, as the same exist or may hereafter be amended, as well as any applicable interpretation of Nevada law, so that personal liability of directors and officers of the corporation to the corporation or its shareholders, or, to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Nevada law.


                            ARTICLE VII

                    SIGNATURE OF INCORPORATOR

          The name and address of the incorporator signing these Articles of Incorporation is as follows:

     Name                                    Address

Gary R. Henrie                      215 South State, 12th Floor
                                    Salt Lake City, Utah  84111


                                    INCORPORATOR

                                    /s/ Gary R. Henrie
                                    _________________________________
                                    Gary R. Henrie

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                           ARTICLE VIII

     CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

          I, Lucille K. Marley, hereby accept appointment as Resident Agent for the above named corporation.

/s/ Lucille K. Marley
_____________________________________________
Signature of Resident Agent


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